Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State of Incorporation	Percentage of Ownership by Registrant
Halo Group, Inc.	Texas	97.4%
Halo Group Mortgage, LLC	Texas	100%
Halo Group Realty, LLC	Texas	100%
Halo Credit Solutions, LLC	Texas	100%
Halo Debt Solutions, Inc.	Texas	100%
Halo Loan Modification Services, LLC	Texas	100%
Halo Select Insurance Services, LLC	Texas	100%
Halo Benefits, Inc.	Texas	100%
Halo Portfolio Advisors, LLC	Texas	100%
Halo Financial Services, LLC	Texas	100%
Halo Financial Services-California, LLC	California	100% owned by Halo Financial Services, LLC
Halo Choice Insurance Services, LLC	Texas	49% owned by Halo Select Insurance Services, LLC